9th AMENDMENT TO

SUB-ADVISORY AGREEMENT

THIS 9th AMENDMENT TO THE SUB-ADVISORY AGREEMENT, made this 1st day of May, 2025 (the “Amendment”), is between Lincoln Financial Investments Corporation (formerly known as Lincoln Investment Advisors Corporation), a Tennessee corporation (“LFI”) and BlackRock Investment Management, LLC (“BlackRock”), a Delaware corporation.

Recitals

1.	Effective March 13, 2023, Lincoln Investment Advisors Corporation underwent a name change to “Lincoln Financial Investments Corporation;

2.	LFI currently serves as investment adviser to the Lincoln Variable Insurance Products Trust (the “Trust”);

3.

BlackRock currently sub-advises several series of LVIP pursuant to a written subadvisory agreement dated August 27, 2012, as amended October 1, 2015, February 8, 2016, April 21, 2016, March 10, 2017, January 31, 2019, March 6, 2019, October 21, 2019, and December 17, 2023 (the “Agreement”);

4.

BlackRock serves as sub-adviser to the LVIP BlackRock Advantage Allocation Fund, LVIP BlackRock Dividend Value Managed Volatility Fund, LVIP BlackRock Equity Dividend Fund, LVIP BlackRock Global Allocation Fund, LVIP BlackRock Global Growth ETF Allocation Managed Risk Fund, LVIP BlackRock Global Real Estate Fund, and LVIP BlackRock U.S. Growth ETF Allocation Managed Risk Fund (the “Funds”), each a series of the Trust;

5.	BlackRock and LFI desire to amend the fee schedule (“Schedule A”) to the Agreement with respect to the Funds;

Representations

1.	LFI represents and warrants that approval of this amendment has been obtained from the Trust’s Board of Trustees at a meeting held December 10-11, 2024.

Amendment

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	The Recitals are incorporated herein and made a part of the Agreement.

2.	The Representations are incorporated and made a part of the Agreement.

3.	All references in the Agreement to “Lincoln Investment Advisors Corporation” or “LIAC” are hereby changed to “Lincoln Financial Investments Corporation” or “LFI” respectively.

4.	Schedule A shall be deleted and replaced with the attached amended Schedule A effective as of May 1, 2025, to reflect the amended fee schedule of the Funds.

5.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

6.	This Amendment may be executed in two or more counterparts which together shall constitute one instrument.

[signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the day and year first above written.

LINCOLN FINANCIAL INVESTMENTS CORPORATION		BLACKROCK INVESTMENT MANAGEMENT, LLC

By:	/s/ Benjamin A. Richer	By:	/s/ Sean Baker
Name:	Benjamin A. Richer	Name:	Sean Baker
Title:	Senior Vice President	Title:	Managing Director

SCHEDULE A

Fee Schedule

The Adviser shall pay to the Sub-Adviser compensation for services rendered to the Funds at an annual rate as follows:

Effective Date	Fund	Fees payable on assets of the Managed Portion
November 22, 2019	LVIP BlackRock Dividend Value Managed Volatility Fund (index sleeve)	[REDACTED]

	LVIP BlackRock Dividend	[REDACTED]
Value Managed Volatility
Fund (active sleeve)

May 1, 2025
	LVIP BlackRock Equity	[REDACTED]
Dividend Fund

May 1, 2017	LVIP BlackRock Advantage Allocation Fund

February 11, 2019	LVIP BlackRock Global Real	[REDACTED]
Estate Fund

	LVIP BlackRock Global	[REDACTED]
January 1, 2022	Allocation Fund

Effective Date	Funds	Fees payable on assets of the Managed Portion
LVIP BlackRock Global Growth ETF Allocation Managed Risk Fund
May 1, 2016		[REDACTED]
LVIP BlackRock U.S. Growth ETF Allocation Managed Risk Fund